EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO ROTH IRA CONTRACTS

This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company and “you” and “your” mean the Owner.

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as a Roth individual retirement annuity contract which meets the requirements of Sections 408A(b) and 408(b) of the Code (“Roth IRA Contract”). The tax qualified provisions are being added to the contract to comply with the requirements of the tax code. Compliance with the tax qualified provisions prevents loss of the advantages of tax deferral and prevents penalties.

This Contract is not offered as an Inherited Roth IRA.

This Roth IRA Contract is established for the exclusive benefit of you and your beneficiaries.

Your entire interest in this Contract is not forfeitable.

The provisions of this Roth IRA Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

The Effective Date of this Endorsement is your Contract Date.

If the Owner of this Roth IRA Contract is a trustee or custodian under Sections 408(a) and 408A(b) of the Code and pertinent Regulations, this Roth IRA Contract is an annuity contract that may be used to fund a Roth IRA that meets the requirements of Sections 408(a) and 408A(b) of the Code. In such a case “you” and “your” refer to the Annuitant where required by context, and the provisions of the custodial Roth Individual Retirement Account prevails during any period this Contract is owned by such a trustee or custodian.

PART [I] – [GENERAL] DEFINITIONS

SECTION [1.01] ANNUITANT

The following is added at the end of the existing Section:

You must be both the Annuitant and the Owner, unless the Owner is a trustee or custodian of a Roth IRA under Sections 408(a) and 408A(b) of the Code.

If the Owner of this Roth IRA Contract is a trustee or custodian of a Roth IRA under Sections 408(a) and 408A(b) of the Code, the Annuitant must be the individual for whose benefit the Roth IRA is maintained. Benefits under this Roth-IRA Contract are determined by the age of the Annuitant

2021SCSI-ROTH

The following new Section is added to your Contract:

SECTION [1.12A] ELIGIBLE DESIGNATED BENEFICIARY

“Eligible Designated Beneficiary” means, with respect to an Owner, any Beneficiary who is one of the following:

i.	the surviving spouse of the Owner,

ii.	disabled (within the meaning of Section 72(m)(7) of the Code),

iii.

a chronically ill individual (within the meaning of Section 7702B(c)(2) of the Code, except that the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

iv.	an individual not described in any of the preceding clauses of this paragraph and who is not more than 10 years younger than the Owner.

The determination of whether a Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Owner. For purposes of this Contract, a child of the Owner who has not reached majority, within the meaning of Section 401(a)(9)(F) of the Code, is not considered an “Eligible Designated Beneficiary”.

The following is added at the end of the existing Section:

SECTION [1.16] NON-NATURAL OWNER

Non-natural Owners other than a trustee or custodial Roth IRA Owner are not permitted.

The existing Section is deleted and replaced by the following:

SECTION [1.17] OWNER

“Owner” means the individual shown as such on the cover page and in the Data Pages, who must also be the Annuitant. Joint ownership is not permitted, however, the Contract may be issued on a Joint Life basis with a spousal Successor Owner, if shown as such in the Data Pages.. The Owner of this Contract cannot be changed, unless the Owner is a trustee or custodian of a Roth IRA under Sections 408(a) and 408A(b) of the Code.

Where the Contract is purchased to fund a Roth IRA under Sections 408(a) and 408A(b) of the Code, the Owner must be a trustee or custodian meeting the requirements of those Sections and pertinent Regulations. The Annuitant must be the individual for whose benefit the Roth IRA is maintained. If the Owner of this Roth IRA Contract is a trustee or custodian of a Roth IRA under Sections 408(a) and 408A(b) of the Code, the Owner may be changed to a different trustee or custodian of a Roth IRA under Sections 408(a) and 408A(b) of the Code benefiting the Annuitant. In the alternative, the ownership may be changed to the Annuitant. When the Annuitant is the Owner, any provisions of this Endorsement relating to trustee or custodial ownership have no effect.

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The following new Section is added to your Contract:

SECTION [1.20A] REQUIRED MINIMUM DISTRIBUTION PAYMENTS.

“Required Minimum Distribution Payments ” means the payments from or with respect to this Roth IRA Contract that are required by Sections 408(b) and 401(a)(9) of the Code and which are described in the Section, “Required Minimum Distribution Rules—Payments After Your Death.”

The following new Section is added to your Contract:

SECTION [1.22A] SUCCESSOR OWNER

“Successor Owner” means the individual shown as such in the Data Pages when a Joint Life Contract is owned by an individual. The Successor Owner must be the spouse of the Owner on the Contract Date.

PART [IV] - CONTRIBUTIONS AND ALLOCATIONS

The following is added at the end of the existing Section:

SECTION [4.02] LIMITS ON CONTRIBUTIONS

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

We indicate in the Data Pages and in this Section any limits on the type, source or amount of Contributions we will accept. Your ability to make additional Contributions may be limited as described in a Rider and/or in the Data Pages to your IRA Contract.

Except as otherwise indicated in this Section or the Data Pages, we will accept the following types of Contributions, discussed below, to this Roth IRA Contract: (i) “regular” Roth IRA contributions; (ii) rollover Contributions from another Roth IRA; (iii) “conversion” rollover contributions from a “traditional” IRA (also referred to as a “non-Roth IRA”), or another source of conversion rollover contributions as described below; or (iv) direct custodian-to-custodian transfers from another Roth IRA or another Roth individual annuity contract which meets the requirements of Sections 408 and 408A of the Code.

The initial Contribution to this Roth IRA Contract must be a rollover contribution described in paragraph (d) below or a direct transfer contribution described in paragraph (e) below.

We do not offer this Roth IRA Contract as an Inherited Roth IRA Contract so we do not accept direct transfer contributions from the Roth IRA of a deceased Roth IRA Owner, nor do we accept direct rollover contributions from beneficiaries of deceased plan participants in eligible retirement plans.

(a) Regular Roth IRA Contributions; Maximum Permissible Amount

Except in the case of a direct custodian-to-custodian transfer from another Roth IRA, a “qualified rollover contribution” or a “recharacterization” as defined below in this Section, the total of “regular” Roth IRA contributions to all your Roth IRAs for a taxable year does not exceed the “applicable amount” as defined below in this Section, or your “compensation” as defined below

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in this Section, if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the “applicable amount” or your “compensation” is referred to as a “regular” Roth IRA contribution. Contributions may be limited under paragraphs (c) through (i) of this Section below. Additional amounts may be contributed under “Temporary or specially directed rules” below in paragraph (b-1).

(b) Regular Roth IRA Contributions; Applicable Amount

If you are under age 50, the applicable amount is $5,000 for any taxable year. If you are age 50 or older, the applicable amount is $6,000 for any taxable year.

These limits will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 219(b)(5)(C) of the Code. Such adjustments will be in multiples of $500.

(b-1) Temporary or specially directed rules. You may make additional regular Roth IRA contributions specifically authorized by statute if you are eligible to do so under temporary or specially directed rules, such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster and certain amounts received in connection with the Exxon Valdez litigation. We may request that you document your eligibility to make any such additional regular Roth IRA contributions.

(c) Regular Roth IRA Contribution Limits Based on Modified Adjusted Gross Income

If paragraph (c)(i) and/or (c)(ii) of this Section apply, the maximum regular contribution that can be made to all your Roth IRAs for a taxable year is the smaller amount determined under paragraph (c)(i) or (c)(ii) of this Section.

(i) The maximum regular Roth IRA contribution is phased out ratably between certain levels of modified adjusted gross income (“modified AGI,” described in paragraph (h) of this Section below) in accordance with the following table:

Filing Status	Full Contribution	Phase-Out Range	No Contribution

Modified AGI
Single or Head of Household	$95,000 or less	Between $95,000 and $110,000	$110,000 or more
Joint Return or Qualifying Widow(er)	$150,000 or less	Between $150,000 and $160,000	$160,000 or more
Married – Separate Return	$0	Between $0 and $10,000	$10,000 or more

If your modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. The dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 408A(c)(3) of the Code. Such adjustments will be in multiples of $1,000.

(ii) If you make regular contributions to both Roth and traditional IRAs for a taxable year, the maximum regular contribution that can be made to all your Roth IRAs for that taxable year is reduced by the regular contributions made to your traditional IRAs for the taxable year.

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(d) “Qualified Rollover” or “Conversion Rollover” Contributions

A “qualified rollover contribution” is a rollover contribution of a distribution from an eligible retirement plan described in Section 402(c)(8)(B) of the Code. If the distribution is from an IRA, the rollover must meet the requirements of Section 408(d)(3) of the Code, except the one-rollover-per-year rule of Section 408(d)(3)(B) of the Code does not apply if the rollover contribution is from a traditional IRA. If the distribution is from an eligible retirement plan other than an IRA, the rollover must meet the requirements one of the following applicable Sections of the Code: 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16). A qualified rollover contribution also includes (i) and (ii) below.

(i) All or part of a military death gratuity or servicemembers’ group life insurance (“SGLI”) payment may be contributed if the contribution is made within one (1) year of receiving the gratuity or payment. Such contributions are disregarded for purposes of the one-rollover-per-year rule under Section 408(d)(3)(B) of the Code.

(ii) All or part of an airline payment (as defined in Section 125 of the Worker, Retiree, and Employer Recovery Act of 2008 (“WRERA”), Pub. L. 110-458) received by certain airline employees may be contributed if the contribution is made within 180 days of receiving the payment.

(e) Direct Transfer Contributions

A “direct transfer” contribution is the transfer of amounts to this Contract directly from a Roth IRA or another Roth individual retirement annuity Contract which meets the requirements of Sections 408 and 408A(b) of the Code.

(f) SIMPLE IRA Limits

No Contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date you first participated in that employer’s SIMPLE IRA plan.

(g) Recharacterization

A regular contribution to a traditional IRA may be recharacterized pursuant to the rules in Treasury Regulation Section 1.408A-5, or any successor Regulation, as a regular contribution to this Roth IRA, subject to the limits in paragraph (c) of this Section above.

(h) Modified AGI

For purposes of paragraph (c) of this Section above, an individual’s modified AGI for a taxable year is defined in Section 408A(c)(3)(B)(i) of the Code and does not include any amount included in adjusted gross income as a result of a “conversion rollover” (a rollover from an eligible retirement plan other than a Roth IRA).

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(i) Definition of Compensation for Purposes of Regular Roth IRA Contributions

For purposes of paragraph (a) of this Section above, “compensation” is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Section 401(c)(2) of the Code (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) of the Code shall be applied as if the term trade or business for purposes of Section 1402 of the Code included service described in Section 1402 (c)(6) of the Code. Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income (determined without regard to Section 112 of the Code). Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in the individual’s gross income under Section 71 of the Code with respect to a divorce or separation instrument described in Section 71(b)(2)(A) of the Code. If you are married and file a joint Federal income tax return with your spouse, and if your spouse has greater compensation than you do, you may treat your spouse’s compensation as your own compensation, but only to the extent that your spouse’s compensation is not being used for purposes of the spouse making an IRA contribution. The term “compensation” also includes any differential wage payments as defined in Section 3401(h)(2) of the Code and any amount which is included in income and paid to aid you in the pursuit of graduate or postdoctoral study as described in Section 219(f)(1) of the Code.

PART [VI] - WITHDRAWALS AND TERMINATION

The following is added at the end of the existing Section:

SECTION [6.01] WITHDRAWALS

Withdrawals for Births and Adoptions

You may withdraw up to $5,000 from your Contract with respect to any qualified birth or adoption (“qualified birth or adoption distribution”), and such amount will not be subject to the early withdrawal penalty under Section 72(t) of the Code. A “Qualified Birth or Adoption Distribution” means any distribution from an applicable eligible retirement plan to an individual if made during the 1-year period beginning on the date on which a child of the individual is born or on which the legal adoption by the individual of an eligible adoptee (any individual, other than a child of the taxpayer’s spouse, who has not attained age 18 or is physically or mentally incapable of self-support) is finalized. Subject to the contribution limits and rules under your Contract, such distributions may be repaid in one or more payments.

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PART [VII] - PAYMENT UPON DEATH

The following sentence is added at the end of the second paragraph of the existing Section:

SECTION [7.01] BENEFICIARY

Unless you specifically elect in writing otherwise, we will treat each Beneficiary’s share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

If the Contract is issued as a Joint Life Contract, the surviving Successor Owner will be deemed the Beneficiary, superseding any other inconsistent Beneficiary designation(s).

The following is added at the end of the existing Section:

SECTION [7.02] PAYMENT UPON DEATH

Payment upon death is subject to the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code. See the Section, “Required Minimum Distribution Rules—Payments After Your Death.”

If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, in this Section “you” refers to the Annuitant, and your surviving spouse can be named successor Annuitant.

Under either of the following two alternative circumstances a Death Benefit described in this Section will not be paid at your death before the [Contract] Maturity Date and the coverage under this Contract will continue as described in paragraph I or II below, whichever is applicable. For the purposes of this Endorsement the references below to “Owner” and “Successor Owner” also include “Annuitant” and “Joint Annuitant”, as applicable.

I.

Spousal Continuation: If your surviving spouse elects to continue the Contract, your surviving spouse must be age [98] or younger as of the [Owner’s (Annuitant’s in the event of a Non-Natural Owner) date of death].

A.

For Single Life Contracts: If you are married at your death, the person named as sole Beneficiary under the “Beneficiary” Section of this Contract is your surviving spouse, and your surviving spouse elects to continue the Contract, no additional Contributions to the Contract may be made, the Death Benefit Rider and Guaranteed Lifetime Withdrawal Benefit Rider terminate, and any applicable charges will no longer apply as of the [Owner’s (Annuitant’s) date of death].

The Annuity Account Value (“AAV”) of the Contract will be reset, as of the [Payment Transaction Date], to equal the greater of (i) Annuity Account Value on the [Payment Transaction Date], or (ii) the Death Benefit Rider’s benefit base amount on the [Owner’s (Annuitant’s) date of death]. Any additional amount of Annuity Account Value will be allocated in accordance with your current allocation instructions on file.

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B.	For Joint Life Contracts:

(1)

Death of the Owner: Upon your death, the Successor Owner who is also your surviving spouse continues the Contract as the sole Owner and no Death Benefit is payable. The Contract continues until the death of the Successor Owner as described under subsection (2) below. Withdrawal Charges, if applicable, will continue to apply to all Contributions made either prior to or subsequent to the death of the Owner.

(2)

Death of the Successor Owner: Upon the death of the Successor Owner, both the Contract and Rider terminate, and any applicable charge will no longer apply as of the Successor [Owner’s (Annuitant’s) date of death]. We will pay the Beneficiary the greater of: (i) the Annuity Account Value as of the [Payment Transaction Date], or (ii) the Death Benefit Rider’s benefit base amount as of the Successor [Owner’s (Annuitant’s) date of death]. Any additional amount of AAV will be allocated in accordance with your current allocation instructions on file.

An Owner may not designate a new Successor Owner upon the death of the Successor Owner, nor may a Successor Owner designate a new Successor Owner upon the death of the Owner.

II.

Beneficiary Continuation Option: If a named Beneficiary who is an individual elects to become a “Continuation Beneficiary”, under the “Beneficiary Continuation Option” described below in this Endorsement.

If the “Beneficiary Continuation Option” described in Section 7.04 is in effect, the entire interest in this Contract will be paid out after your death under the Beneficiary Continuation Option in accordance with requirements described in Section [8.08], (Required Minimum Distribution Rules-Payment After Your Death).

Withdrawal Charges will no longer apply and no additional Contributions may be made to the Contract after your death.

Effect of Death on Amounts Allocated to the Structured Investment Option

If amounts are allocated to any Segment in the Structured Investment Option at the time of your death, amounts in such Segments remain in the Segments until (i) the earlier of (a) the Segment Maturity Date or (b) the Transaction Date on which a transfer out of any such Segment is made or a withdrawal is taken or (ii) in the case of Contracts continued under the Beneficiary Continuation Option described in this Endorsement, at the end of the period by which your Beneficiary’s interest must be distributed. A Beneficiary or surviving Successor Owner continuing the Contract may allocate amounts to a Segment but not to a Segment Type with a duration that is longer than the Beneficiary’s or surviving Successor Owner’s any applicable remaining distribution period. Such Beneficiary or surviving Successor Owner who may not allocate amounts to a Segment due to the Segment Duration limitations discussed in the former sentence, may only allocate amounts to the Variable Investment Option. Amounts will not be transferred from a Segment Type Holding Account or Segment into a Segment if the Segment Maturity Date will be later than the remaining distribution period. Any amounts in such Segment

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Type Holding Account or Segment will be automatically transferred to the [EQ/Money Market Variable Investment Option]. Under a Joint Life Contract, the surviving Successor Owner is subject to the Segment Participation Requirements, described in Section 4.01A of the Contract.

Spousal Continuation under the Structured Investment Option

If the Contract continues under Spousal Continuation, your surviving spouse may make any changes regarding allocation to any Segment under the Structured Investment Option that you would have been eligible to make during your life subject to the Segment Participation Requirements, described in Section 4.01A of the Contract or unless otherwise restricted in an Endorsement attached hereto.

Effect of Divorce on Required Payments at Death:

If the Contract is issued as a Joint Life Contract, you and your spouse named as Successor Owner subsequently divorce, and the Contract is not split, then the following applies on your death before a supplementary contract has been issued. (On your death after a supplementary contract has been issued, any payments will be made pursuant to the terms of the supplementary contract.)

Payments will be made to the surviving Successor Owner, not the Beneficiary, in accordance with Item [8.08], “Minimum Distribution Rules – Required Payments After Death.”

The surviving Successor Owner may elect the Beneficiary Continuation Option described in Item [7.04].

If the surviving Successor Owner elects to or is required to take distribution of the entire interest in the Contract within ten years after your death, in accordance with Item [8.08], then he/she has the option to terminate the Guaranteed Lifetime Withdrawal Benefit Rider on written request to us.

If the former spouse named as the Successor Owner is the first to die, there is no effect on the payments under your Guaranteed Lifetime Withdrawal Benefit Rider. The Income Measuring Life under the Contract upon such ownership change, remains the original Owner.

The following new Section is added to your Contract:

SECTION [7.04] BENEFICIARY CONTINUATION OPTION

This Section applies only if you die before the [Contract] Maturity Date, and the Beneficiary named under the “Beneficiary” Section of this Contract is an individual. With the exception of the following paragraph, this Section does not apply to any Beneficiary that is not an individual, and that non-individual Beneficiary’s portion of the Death Benefit described in the “Payment Upon Death” Section of this Contract is payable to the Beneficiary.

Subject to our approval, this Section applies to a non-individual Beneficiary only if it is a “see-through trust” described in Treasury Regulation Section 1.401(a)(9)-4 Q-A A-5, or any successor Regulation, is the Beneficiary named in the “Beneficiary” Section of this Contract, and is permitted under Section 401(a)(9) of the Code, including the Treasury Regulations that apply, to continue this Contract.

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If this Section applies and there is more than one Beneficiary, the Annuity Account Value (or if greater, the Death Benefit on the Payment Transaction Date we receive all Beneficiary Requirements) will be apportioned among your Beneficiaries as you designate pursuant to the “Beneficiary” Section of this Contract.

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary’s completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Section under the terms set forth in (a) through (i) below. Each such Beneficiary electing to continue his or her portion of the interest in this Contract is a “Continuation Beneficiary”. For any Beneficiary who does not timely elect to continue his or her portion of the interest in this Contract, we will pay in a single sum that Beneficiary’s share of the Death Benefit pursuant to the “Payment Upon Death” Section of this Contract.

The terms of the Beneficiary Continuation Option are as follows:

(a)

This Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary. The Continuation Beneficiary may not assign his/her portion of the entire interest in this Contract.

(b)	The Continuation Beneficiary automatically becomes the new Owner with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract.

(c)

The Continuation Beneficiary may transfer amounts or make changes regarding an allocation to any Variable Investment Option or Segment, subject to the Segment Participation Requirements, described in Section 4.01A of the Contract, with respect to that Continuation Beneficiary’s portion of this entire interest in the Contract.

(d)	The Continuation Beneficiary cannot make any additional Contributions to this Contract.

(e)

Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract will be made in accordance with requirements described in Section [8.08], “Required Minimum Distribution Rules–Payments After Your Death”.

(f)

The Beneficiary Continuation Option for an Eligible Designated Beneficiary is designed to pay out at least annually the post-death Required Minimum Distribution payment calculated for a Continuation Beneficiary’s portion of the entire interest in this Contract. If a Continuation Beneficiary elects to take all or part of any such Required Minimum Distribution payment from another of your Roth individual retirement arrangements under which you also designated that Continuation Beneficiary as Beneficiary, as described in the Section [8.08], “Required Minimum Distribution Rules–Payments After Your Death”, in order for us to suspend such payment, that Continuation Beneficiary must give us advance notice in accordance with our procedures at the time.

(g)	A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time;

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(h)

Upon a Continuation Beneficiary’s death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary’s portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary’s designated Beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary subject to Section [8.08], “Required Minimum Distribution Rules–Payments After Your Death”.

PART [VIII] - ANNUITY BENEFITS is changed to:

“ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS”

The following new Section is added to your Contract:

SECTION [8.08] REQUIRED MINIMUM DISTRIBUTION RULES—PAYMENTS AFTER YOUR DEATH

For purposes of the Required Minimum Distribution rules after death, the following definitions and conditions apply:

Your “entire interest” in this Contract for purposes of the Required Minimum Distribution Rules. Your “entire interest” in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and, in addition to the dollar amount credited, the actuarial present value of any additional benefits provided under this Roth IRA Contract.

Designated Beneficiary. The term “Designated Beneficiary” means any individual designated as your Beneficiary. This term will be interpreted consistently with Code Section 401(a)(9)(E) and the Treasury Regulations thereunder.

This Contract is subject to the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code, including the Treasury Regulations that apply. To the extent that any payment, benefit, or distribution options available to you under this Contract conflict with the Code, the Code requirements prevail.

No amount is required to be distributed prior to your death.

Notwithstanding any provision of this Contract to the contrary, the distribution of your interest in this Contract will be made in accordance with the requirements of Section 408(b)(3) of the Code, as modified by Section 408A(c)(4) of the Code and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. Prior to the date that this Contract is annuitized, distribution of your “entire interest” in this Contract, described below in this Section, must satisfy the requirements of Section 408(a)(6) of the Code, as modified by Section 408A(c)(4) of the Code, and the Treasury Regulations thereunder.

(a) If you die before the distribution of your entire interest and the beneficiary is a Designated Beneficiary:

(1)

General Rule: Subject to the exception for an Eligible Designated Beneficiary in paragraph (a)(2), the entire interest will be distributed as permitted by us and applicable federal tax law within ten years after your death.

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(2)

Exception for Eligible Designated Beneficiaries: If any portion of your interest is payable to (or for the benefit of) an Eligible Designated Beneficiary, such portion will be distributed as permitted by us and applicable federal tax law –

(I)

over the life of such Eligible Designated Beneficiary, or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, starting no later than the end of the calendar year following the calendar year of your death (or the end of the calendar year in which you would have attained age 72 (or age 70 1⁄2 if you were born on or before June 30, 1949), if later, and the sole designated Beneficiary is your surviving spouse), or

(II)	within ten years after your death.

(3)	Rules upon death of an Eligible Designated Beneficiary:

(I)

If an Eligible Designated Beneficiary dies before the portion of your interest to which this paragraph (a) applies is entirely distributed, the exception under paragraph (a)(2)(I) shall not apply to any Beneficiary of such Eligible Designated Beneficiary and the remainder of such portion shall be distributed within ten years after the death of such Eligible Designated Beneficiary.

(II)

If the Eligible Designated Beneficiary is your surviving spouse and your surviving spouse dies before distributions to such spouse under paragraph (a)(2)(I) begin, this paragraph (a) shall be applied as if the surviving spouse were you.

For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under paragraph (a)(2)(I). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) in the form of annuity payments meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

(4) Rules upon death of a Designated Beneficiary who is not an Eligible Designated Beneficiary: If a Designated Beneficiary who is not an Eligible Designated Beneficiary dies before the portion of your interest to which this paragraph (a) applies is entirely distributed, the remainder of such portion shall be distributed within the original 10-year period that commenced with your death.

(b) If you die before the distribution of your entire interest under this annuity contract and the Beneficiary is not a Designated Beneficiary, unless otherwise provided under applicable federal tax law, the remaining interest will be distributed by the end of the calendar year containing fifth anniversary of your death.

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(c) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, where the Designated Beneficiary is an Eligible Designated Beneficiary other than your spouse, remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to the Beneficiary’s age as of his or her birthday in the calendar year following the calendar year of your death and reduced by 1 for each subsequent year. If distributions are being made in the form of annuity payments, life expectancy will not be recalculated.

(d) If the sole Designated Beneficiary is your surviving spouse, and the Spousal Continuation option described in the Section, “Payment Upon Death” is in effect, or if the Contract is issued as a Joint Life Contract, and the Successor Owner named in the Contract is also your spouse at your death, distribution of your interest in this Contract need not be made until after your surviving spouse’s death.

(e) Potential aggregation with your Roth individual retirement arrangements. The required minimum distributions payable to a Beneficiary with respect to this Roth IRA Contract (other than a distribution made in the form of an annuity payment) may be withdrawn from another Roth IRA the Beneficiary holds from the same decedent in accordance with Treasury Regulation Section 1.408-8, Q&A A-9. We may request that a Beneficiary document eligibility to take withdrawals from another of your other Roth individual retirement arrangements.

PART [X] - GENERAL PROVISIONS

The following is added at the end of the existing Section:

SECTION [10.02] STATUTORY COMPLIANCE

If this Contract fails to qualify as a Roth individual retirement annuity under Sections 408(b) and 408A(b) of the Code, we will have the right to terminate this Contract. We may do so, upon receipt of notice of such fact, before the [Contract] Maturity Date or a supplementary contract has been issued. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to an individual retirement annuity which meets the terms of Sections 408(b) of the Code. However, we may also, at your request, transfer the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

The following is added at the end of the existing Section:

SECTION [10.04] REPORTS AND NOTICES

We will send you a report as of the end of each calendar year showing the status of this Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.

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The existing Section is deleted and replaced by the following:

SECTION [10.05] ASSIGNMENTS AND TRANSFERABILITY

You may not transfer this Contract.

No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as security for the performance of an obligation.

[The following new Section is added to your Contract:]

SECTION [10.10] CHANGE IN OWNER

The Ownership of this Roth IRA Contract cannot be changed, except as described below.

Where this Contract is purchased to fund a Roth IRA under Sections 408(a) and 408A(b) of the Code, the Owner may be a trustee or custodian meeting the requirements of those Sections and pertinent Regulations. The Annuitant must be the individual for whose benefit the Roth IRA is maintained. If the Owner of this Roth IRA Contract is a trustee or custodian of a Roth IRA under Sections 408(a) and 408A(b) of the Code, the Owner may be changed to a different trustee or custodian of a Roth IRA under Sections 408(a) of the Code and 408A(b) of the Code benefiting the Annuitant. In the alternative, the ownership may be changed to the Annuitant. When the Annuitant is the Owner, any provisions of this Endorsement relating to trustee or custodial ownership have no effect.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[	[

Mark Pearson,		José Ramón González,
Chief Executive Officer ]		Senior Executive Director, General Counsel and Secretary]

2021SCSI-ROTH	14